EXHIBIT 21.1

Subsidiaries of FC Financial Services Inc.

1. ICP Solar Technologies Inc. incorporated in Quebec, Canada
2. ICP Global Technologies Inc. incorporated in Quebec, Canada
3. ICP Solar Technologies (UK) Ltd. incorporated in England and Wales (under English Law).